CONSENT OF INDEPENDENT AUDITORS



        We hereby consent to the use of our report dated May 23, 1997 on the financial statements of Centura Equity Growth Fund, Centura Equity Income Fund, Centura Federal Securities Income Fund and Centura North Carolina Tax-Free Bond Fund, series of Centura Funds, Inc., referred to therein in Post-Effective Amendment No. 10 to the Registration Statement on Form N-1A File No. 33-75926 as filed with the Securities and Exchange Commission.

        We also consent to the reference to our firm in each Statement of Additional Information under the captions "Independent Accountants" and "Financial Statements" and in the Prospectus under the caption "Financial Highlights."





New York, New York
February 10, 1998